Exhibit 10.19
June 18, 2018
Mike Doyle
Re: Offer of Employment by Nextdoor.com, Inc. Dear
Mike,
It is my pleasure to offer you the opportunity to join our growing team at Nextdoor. We know you will play a critical role in helping to build our business, and contribute greatly to our collective successes! Here is a quick overview of your offer:

Position:	Chief Financial Officer

Annualized Salary:	$350,000 annual salary; payable semi-monthly

Signing Bonus:	$50,000 in your first full paycheck

Relocation Bonus:	$150,000.00

Stock Options:	600,000 shares

Start Date:	August 27, 2018
There are a couple of contingencies to make you aware of: 1) successful completion of a background check, potentially including a credit report, employment verification, education verification and criminal background checks. 2) The offer is also contingent upon clearance of any conflicts of interest, 3) your execution of the Employment, Confidential Information and Invention Assignment Agreement, and 4) your eligibility to work in the United States. We are confident these will not be an issue!
The details of your new position with the Company are as set forth below:
1.    Compensation. Your starting salary will be $350,000 per year (less withholding and applicable deductions). Your performance and salary will be subject to review on an annual basis. (a) Salary. If you accept this offer, you will receive the annualized salary listed above, payable in semi-monthly installments on our regular paydays and subject to applicable withholdings and deductions. (b) Benefits. As an employee of Nextdoor, you will be eligible for company benefits (e.g. health insurance, 401(k), paid time off, etc.) in accordance with our policies for similarly-situated employees (which policies are subject to change from time to time). (c) Vacation. You will be entitled to fifteen (15) days of paid vacation per year, accruing on a per paycheck basis according to the Company's policy, subject to the accruing maximum of

Offer Letter

260 hours of unused vacation at any time during Employee’s employment with the Company. Such vacation accrual shall be considered wages, which accrue as it is earned, and cannot be forfeited, even upon termination of employment, regardless of the reason for the termination. Upon termination of employment, all earned and unused vacation will be paid to you at your final rate of pay. (d) Signing and Relocation Bonuses. You are eligible for a cash bonus comprising of a $50,000 signing bonus and $150,000 relocation bonus provided that you remain employed with the Company for one (1) year. This these bonuses will be made as a salary advance to you upon thirty (30) days after the commencement of your employment, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.
Should you resign voluntarily, or if the Company terminates you with Cause (as defined below), in either case within one (1) year of your first day of employment, you shall repay the Hiring Bonus in full (gross amount, not net amount received after taxes), with such repayment to be in the form of a check, wire transfer, cash or cash equivalents, within thirty (30) days of such termination or resignation.
For the purposes of this letter agreement, “Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your breach of any agreement between you and the Company, (c) your failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude under the laws of the United States or any State, (e) your gross misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its directors, officers or employees, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its director, officers or employees, if the Company has requested your cooperation.
2.    Options. We will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option (the “Option”) to purchase 600,000 shares of Common Stock of the Company under the Company’s 2018 Equity Incentive Plan (the “Plan”), at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant. The Option will be granted under the Plan pursuant to the Company’s standard option agreement. The shares you will be given the opportunity to purchase will vest at the rate of 25% at the end of the first anniversary of your date of hire, and an additional 2.0833% of the original grant per full calendar month thereafter, so long as you remain employed by the Company. However, the grant of the Option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.
The vesting of the shares subject to the Option will be subject to acceleration as follows: (i) upon the closing of a Change of Control (as defined below), AND (ii) within 12 months after the closing of a Change of Control, if your employment with the Company is terminated without

Offer Letter

Cause (as defined below) or you resign for a Good Reason (as defined below), then all of the remaining unvested shares subject to the Option shall immediately become vested shares.
For purposes of this letter, “Change of Control” means (i) a sale of all or substantially all of the Company's assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.
“Cause” for your termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by you of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company, (ii) your conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by you of a common law fraud, (iii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iv) any material breach by you of any provision of any agreement or understanding between the Company or any parent or subsidiary of the Company and you regarding the terms of your service as an employee to the Company or a parent or subsidiary of the Company, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company, or (v) your disregard of the policies or regulations of the Company or any parent or subsidiary of the Company so as to cause material loss, damage or injury to the property, reputation or employees of the Company or a parent or subsidiary of the Company. The Company shall provide you with a written notice of the basis for Cause once known. Upon receiving such notice, you shall have an opportunity to cure such Cause if a cure is possible and within a reasonable time period as mutually agreed by both parties.
For purposes of this letter, “Good Reason” shall mean any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within fifteen (15) days following expiration of such cure period: (i) material change in your annual base compensation, other than in connection with a general decrease uniformly applied to all similarly-ranked executives of the Company; (ii) a requirement by the Company that you regularly work out of an office location that increases your commute by more than fifty (50) miles; or (iii) a material diminution in your authority, duties, title, position or responsibilities.

Offer Letter

3.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment, which is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs.
4.    At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you) and approved by the Board. Should your employment be terminated without cause (as defined above) within one year of your start date, the Company will wave your one year vesting cliff and pay you the equivalent of twelve months salary.
5.    Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office. Your anticipated start date is August 27, 2018, which shall be determined by mutual agreement between you and the Company.
6.    Background Check. This offer is contingent upon a satisfactory verification of your prior employment history, education, criminal background and/or any other necessary reference checks. This offer can be rescinded based upon data received in the verification.
7.    Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or

Offer Letter

discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party's private, or proprietary, or confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee's ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
8.    Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be.
9.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules.
10.    Entire Agreement. This Agreement, together with agreements referred to herein, including the Invention Assignment and Confidentiality Agreement form the complete and exclusive statement of your employment agreement with the Company. Such documents supersede all prior understandings, agreements and promises, whether oral or written, between you and the Company with respect to your relationship with the Company, and can only be modified by a written agreement signed by you and by and a representative of the Company authorized to do so by the Board. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.
11.    Severability. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable.
12.    Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to

Offer Letter

discuss, please do not hesitate to call me. Note that this offer will expire at noon on Wednesday, June 20, 2018 if it is not accepted by then.
We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Nirav Tolia
Nirav Tolia
Co-Founder & Chief Executive Officer
I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael J. Doyle	Date signed:	06/18/2018
Mike Doyle
Exhibit A: Employee Invention Assignment and Confidentiality Agreement